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                                                 Exhibit 99-1

Investor Contact:  David E. Bosher             Media:  Burton W. Rice, CFA
                   Senior Vice President               Corporate Communications
                     and CFO                           (615) 254-3376
                   (804) 287-5685


                   CADMUS COMMUNICATIONS COMPLETES AMENDMENTS
                       TO BANK REVOLVING CREDIT AGREEMENT

Richmond, Va. (July 11, 2001) - Cadmus Communications Corporation (Nasdaq/NM:
CDMS) ("Cadmus") today announced that it has successfully completed amendments to its senior revolving credit agreement. The secured facility, which matures on March 31, 2004, currently provides for borrowings up to $78 million.

Bruce V. Thomas, president and chief executive officer, noted, "We are pleased that the amended credit facility received unanimous support from our original syndicate of seven banks, without an increase in the underlying interest rate spreads or a change in the overall size of the facility. With only $49 million in outstanding borrowings under this facility at June 30, 2001, we believe that the amended agreement provides the capital and financial flexibility necessary to execute our strategic growth plan."

Cadmus Communications Corporation is a specialized content management company that also offers end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the largest provider of content management and production services to scientific, technical and medical journal publishers in the world, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) the ability of the Company to develop and market new capabilities and services to take advantage of changes in the STM journals publishing process and the Company's content management business, (3) continuing competitive pricing in the markets in which the Company competes, (4) the gain or loss of significant customers or the decrease in demand from existing customers, (5) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (6) changes in the Company's product sales mix, (7) the impact of industry consolidation among key customers, (8) the ability to successfully complete certain consolidation initiatives and effect other restructuring actions, and (9) the ability of the Company to operate profitably and effectively with high levels of indebtedness. The information included in this release is representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.